Exhibit 10.3

AMERICAN FINANCIAL

REALTY TRUST

2005 BONUS PLAN

April 27, 2005

The 2005 Bonus Plan consists of cash and equity incentive awards based on the achievement of individual and corporate performance goals. Individual performance goals are tailored to each executive officer. The corporate performance goals are based on AFFO targets, and, for our executive vice presidents, AFFO targets and individualized corporate performance goals based on quantitative metrics. Under the 2005 Bonus Plan the executive officers are eligible for (i) a cash bonus in an amount equal to a percentage of the participant’s base salary, which percentage is adjusted based on the achievement of certain corporate and personal goals, and (ii) an award of restricted common shares, one-half of which is guaranteed and the remainder of which is based on the achievement of the same performance goals that apply to the award of cash bonuses.

The AFFO corporate performance goals are based on the Company’s reported AFFO, excluding gains (losses) resulting from, or impairments taken in anticipation of, the disposition of properties or property portfolios (including joint venture interests in such properties or property portfolios) that are expected to produce positive “net operating income” for a significant period following disposition. For Mr. Schorsch, the achievement of corporate and individual performance targets comprise 85% and 15%, respectively, of the measurement of his overall goal achievement. For our executive vice presidents, the achievement of corporate and individual targets comprise 80% (50% based on AFFO, 30% based on other quantitative performance measures) and 20%, respectively, of the measurement of their overall goal achievement. For our senior vice presidents, the achievement of corporate and individual targets comprise 65% and 35%, respectively, of the measurement of their overall goal achievement.

For the cash portion of Mr. Schorsch’s bonus, the percentages of base salary for the achievement of the threshold, target and maximum performance goals are 50%, 100% and 200%, respectively. For the cash portion of the other executives’ bonuses, the percentages of base salary are 50% for the achievement of the threshold performance goal, a range of 85% to 100% for the achievement of the target performance goal and a range of 115% to 150% for the achievement of the maximum performance goal.

For the stock portion of Mr. Schorsch’s bonus, his target grant for 2005 is 128,734 restricted common shares, of which one-half (i.e., 64,367 restricted common shares) is guaranteed and the balance of which will be subject to the achievement of the same performance thresholds that apply to the award of cash bonuses. For the stock portion of the other executives’ bonuses, the target grants for 2005 range from 16,092 restricted common shares to 64,367 restricted common shares, one-half of which are guaranteed and the balance of which will be subject to the achievement of the same performance thresholds that apply to the award of cash bonuses.

The Company’s Compensation and Human Resources Committee may, in its sole discretion, determine to include (on a case-by-case basis) gains, losses or impairments that would otherwise be excluded pursuant to the above parameters. The Committee also has the right to alter the incentive bonus criteria and/or make additional bonus awards to any executive officer, as it deems appropriate.

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